                               EXHIBIT 3.1

          AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF KEY BANK USA,
                              NATIONAL ASSOCIATION

                      KEY BANK USA, NATIONAL ASSOCIA'I'ION

                              AMENDED AND RESTATED

                             ARTICLES OF ASSOCIATION

         First. The title of this Association shall be Key Bank USA, National Association.

         Second. The main office of this Association shall be in Cleveland, County of Cuyahoga, State of Ohio. The general business of this Association shall be conducted at its main office: 127 Public Square, Cleveland, Ohio 44114.

         Third. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five members, the exact number of Directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. In accordance with 12 U.S.C. Section 72, each director, during the full term of his or her directorship, shall own in his or her own right either shares of capital stock of the Association the aggregate par value of which is not less than $1,000 or an equivalent interest, as determined by the Comptroller of the Currency, in any company which has control over the Association within the meaning of 12 U.S.C.
Section 1841. Unless otherwise provided by the laws of the United States, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

         Fourth. The annual meeting of the shareholders for the election of Directors and the transaction of whatever other business may be brought before said meeting shall be held at the main office or such other place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law, and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors.

         Fifth. The authorized amount of capital stock of this Association shall be 659,305 shares of common stock of the par value of One Hundred Dollars ($100) per share but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

         No holder of shares of capital stock of any class of this Association shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of this Association, whether now or hereafter authorized, or to any obligations convertible into stock of this Association, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price as the Board of Directors may from time to time fix.

         This Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of shareholders.

         Sixth. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another Director to be the Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association

         The Board of Directors shall have the power to define the duties of the officers and employees of this Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of this Association shall be made; to manage and administer the business and affairs of this Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

         Seventh. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Cleveland, Ohio, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency, and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

         Eighth. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

         Ninth. The Board of Directors of this Association, or any shareholders owning, in the aggregate, not less than ten percent (10%) of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association, except as to any shareholder who has specifically waived notice of such meeting.

         Tenth. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.